Exhibit 99.1

Brand Engagement Network Expands into Fleet Operations with Accelevate Investment and BEN’s Newly Granted Patent

Advancing real-time AI execution across commercial fleet systems and establishing a new in-vehicle enterprise engagement channel

WILMINGTON, Del., April 22, 2026 /PRNewswire/ — Brand Engagement Network, Inc. (NASDAQ: BNAI) (“BEN” or the “Company”) today announced a strategic investment and commercial collaboration with HighTide Energy, Inc., doing business as Accelevate Solutions (“Accelevate”). The initiative focuses on advancing artificial intelligence in live fleet operations and extending BEN’s capabilities to connect human intent with real-time system execution.

BEN has entered a binding term sheet and expects to invest up to $1,000,000, including an initial payment of $250,000 to support commercialization and deployment, and a second installment of $750,000 upon the parties’ completion of mutual reseller agreements.

The collaboration pairs Accelevate’s fleet AI-powered infrastructure with BEN’s AI technology. Accelevate provides ‘digital intelligence from fleet operating environments, including vehicle fuel and powertrain systems, route conditions, in-route performance, and passenger touchpoints. Industry data shows fleets using telematics (including advanced fleet analytics & modeling solutions) and driver coaching tools have achieved up to a 40% reduction in collision rates, highlighting the impact of real-time training and guidance within fleet operations (1).

BEN’s technology enables fleet operators to engage with drivers, support hands-free interaction, and deliver real-time guidance, training, and compliance-related messaging directly within the vehicle. By operating inside live fleet environments, BEN’s AI can reinforce safe driving behaviors, provide situational guidance, and support driver decision-making as conditions change. This integration also establishes a direct, in-vehicle communication channel with drivers, creating a real-time engagement layer that connects enterprise systems to a distributed workforce in daily operations.

This collaboration positions BEN to enter the commercial fleet market, a sector representing billions in annual technology spend across routing, compliance, training, and safety operations, and creates a new channel for enterprise engagement and recurring revenue opportunities.

BEN was recently granted U.S. Patent No. 12,581,163, titled “Systems and Methods for Delivering User-Specific Messages.” The patent supports BEN’s ability to interpret intent, process live data, and trigger actions across connected systems in dynamic environments, enabling use cases such as updating passenger information, assisting operators, and coordinating activity across in-vehicle tools.

Fleet operations rely on continuous data flow and coordination across multiple systems. According to data from the International Energy Agency and related industry analyses, more than 1.5 billion vehicles are on the road globally, with fleet operations representing a significant and growing part of transportation infrastructure (2). Accelevate develops systems for routing, tracking, onboard sensors, passenger counting, and contactless access. Its platform integrates with partners such as MyRadar and is available on the Geotab Marketplace, providing real-time environmental and vehicle data. BEN’s technology brings these inputs together to support real-time decision-making across fleet operations.

“Fleet operations are where AI moves from insight into action,” said Tyler Luck, Chief Executive Officer of BEN. “Our newly secured patent enables AI to interpret real-time conditions and coordinate actions across systems. This is about embedding AI inside live environments where it can drive decisions and outcomes.”

“Transportation systems demand constant coordination and increasingly complex decision-making across vehicles, passengers, and infrastructure,” said Charles Maury, Chief Executive Officer and Chief Technology Officer of Accelevate Solutions. “By integrating our technology with BEN’s AI, we are advancing automated decision intelligence using sophisticated models to simulate and optimize operations, procurement strategies, and fleet right-sizing in real time.”

About Brand Engagement Network, Inc.

Brand Engagement Network, Inc. (“BEN”) builds secure, enterprise-grade artificial intelligence for the engagement layer of AI, where people interact with systems and actions occur. Powered by BEN’s proprietary Engagement Language Model (ELM™), BEN’s technology enables conversational AI interactions that connect human intent to organizational data, workflows, and real-world outcomes. BEN’s AI operates within secure closed-loop environments using approved organizational data and built-in governance and compliance controls. Trusted by organizations operating in regulated and high-impact industries, BEN helps bring AI into real operational settings where engagement drives outcomes and accountability matters. For more information, visit www.brandengagementnetwork.com.

About Accelevate Solutions

Accelevate Solutions, a division of HighTide Energy, Inc., is redefining commercial transportation through the automation of fleet decision intelligence. Accelevate has developed advanced AI models that continuously analyze and optimize core functions—including operations, procurement, and fleet right-sizing—turning complex data into real-time, actionable outcomes. The platform enables transportation operators to increase asset-contribution margins, growing top-line revenues while minimizing costs to deliver, turning fleets into intelligence-driven systems that scale efficiently across passenger and supply chain networks. For more information, visit www.accelevatesolutions.com.

Media Contact: amy@beninc.ai
Investor Relations: investors@beninc.ai

(1) Source: Geotab, State of Commercial Transportation Report (2024)
(2) Source: International Energy Agency (IEA), Global EV Outlook and related mobility data

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed investment and related activities. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the ability to complete due diligence, finalize definitive agreements, and implement the anticipated collaboration. Words such as “may,” “will,” “expect,” “intend,” and similar expressions are intended to identify forward-looking statements. Additional information regarding these and other risks is included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements except as required by law.